EXHIBIT 1 TO SCHEDULE 13D

     NOTE: CERTAIN TEXT (IDENTIFIED BY ASTERISKS AND BRACKETS) HAS BEEN OMITTED FROM THIS AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIALITY FILED WITH THE SEC

                             Modification Agreement

     This Modification Agreement is entered into as of this 1st day of December, 2000, by and among Sinclair Broadcast Group, Inc., a Maryland corporation ("Sinclair"), Synergy Brands Inc., a Delaware corporation ("Synergy") and BeautyBuys.com Inc., a New Jersey corporation ("BeautyBuys").

     WHEREAS, Sinclair and Synergy are parties to a Stock Purchase Agreement, dated as of November 23, 1999 (the "Synergy SPA"), pursuant to which Sinclair acquired the "Synergy Shares" (as defined in the Synergy SPA); and

     WHEREAS, Sinclair and BeautyBuys are parties to a Stock Purchase Agreement, dated as of November 23, 1999 the "BB SPA"), pursuant to which Sinclair acquired 900,000 shares of BeautyBuys Class B Common Stock (the "BeautyBuys Stock"); and

     WHEREAS, Sinclair and BeautyBuys are parties to an Option Agreement, dated as of November 23, 1999 (the "Option Agreement"), pursuant to which Sinclair has the right to purchase 8,100,000 shares of BeautyBuys Class A Common Stock (the "Option Shares"); and

     WHEREAS,  Sinclair  also  has been or may be  granted  options  (the  "Plan
Options") to purchase shares of BeautyBuys Common Stock (the "Plan Option Shares") pursuant to the BeautyBuys.Com Inc. 1999 Long Term Incentive Plan; and

     WHEREAS, in consideration of the grant of the "Option" (as defined in the BB SPA) Sinclair agreed to provide BeautyBuys with $50 million of "Advertising" and "Promos" (as defined in, and accordance with the terms of the BB SPA and the Option Agreement), subject to Sinclair's right to terminate its obligation to provide "Unearned Advertising Time" (as defined in the BB SPA) in any calendar year after calendar year 2001; and

     WHEREAS, BeautyBuys is currently indebted to Sinclair in the principal amount of $555,762.50, plus accrued but unpaid interest pursuant to the Promissory Note, dated April 11, 2000, effective as of December 15, 1999, and issued by BeautyBuys (the "Note"); and

     WHEREAS, the parties hereto desire to modify certain of the terms of the BB SPA and the Option Agreement in order to reduce the amount of Advertising and Promos to which BeautyBuys is entitled and to allow BeautyBuys to assign its right to Advertising and Promos; and

     WHEREAS, the parties hereto desire to eliminate any equity ownership by Sinclair in BeautyBuys, to cancel the Option and to issue additional shares of Synergy's common stock, $.001 par value, to Sinclair.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

     1. The Options and all Plan Options now outstanding are hereby terminated and Sinclair shall have no further right to (a) acquire the Option Shares or any Plan Option Shares, or (b) receive any further Plan Options.

     2. The "Advertising Time" (as defined in the BB SPA) is hereby reduced from $50 million to $12 million and BeautyBuys shall have no right after the date hereof to receive Advertising Time from Sinclair or its affiliates as a result of the BB SPA or the Option Agreement in an amount greater than the excess of
(a) $12 million over (b) $5 million dollars (such excess being the "Remaining Ad Obligation"). $30 million of the Advertising Time is being eliminated in accordance with Section 2.2.1.2 of the Option Agreement as a result of Sinclair's termination thereof and $8 million of the Advertising Time is being eliminated in consideration of Sinclair's agreement to enter into the "BB-Icon Agreement" (as defined below), pursuant to which BeautyBuys will be permitted to assign the Remaining Ad Obligation.

     3. The obligation of Sinclair to provide "In-Kind Services" (as defined in the BB SPA) to Beauty Buys pursuant to Section 2.3(b) of the BB SPA, or otherwise, is hereby terminated to the extent not used by BeautyBuys prior to the date hereof.

     4. Sinclair is hereby relieved of any obligation to return to BeautyBuys any of the BeautyBuys Stock (pursuant to Section 2.3(a)(iv) of the BB SPA, or otherwise) and immediately following the execution hereof, Sinclair shall transfer the BeautyBuys Stock to Synergy in exchange for Synergy's issuance to Sinclair of 500,000 shares of Synergy's common stock, $.001 par value (the
"Synergy Common Stock") and options (the "Synergy Options") to acquire 500,000 additional shares of Synergy Common Stock, on the following terms: (i) fully vested upon grant, (ii) exercise price of seventy cents ($.70) per share of Synergy Common Stock, (iii) ten year term, and (iv) partial exercises permitted. Promptly following the execution of this Modification Agreement, Sinclair and Synergy will enter into an option agreement including the above terms, together with other standard provisions, including (without limitation) to provide right to Sinclair similar to the rights provided in Sections 3, 4 and 5 of the Option Agreement.

NOTE: CERTAIN TEXT (IDENTIFIED BY ASTERISKS AND BRACKETS) HAS BEEN OMITTED FROM PARAGRAPH 5 BELOW PURSUANT TO A REQUEST FOR CONFIDENTIALITY FILED WITH THE SEC.

     5. Concurrently with the execution of this Agreement, Sinclair and BeautyBuys shall enter into an Agreement with Icon International, Inc. ("Icon"), a Connecticut corporation (the "BB-Icon Agreement") pursuant to which BeautyBuys sells to Icon the Remaining Ad Obligation in exchange for cash equal to [* * *]% of the value of the Remaining Ad Obligation and "Straight Trade Credits" (as defined in the BB-Icon Agreement) in an amount equal to [* * *]% of the Remaining Ad Obligation. In the event the BB-Icon Agreement is terminated by BeautyBuys in accordance with the terms


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


thereof, as a result of Icon's failure to make a cash payment to BeautyBuys, then BeautyBuys may resell all or a portion of the Remaining Ad Obligation to any other purchaser to which Sinclair consents, such consent not to be unreasonably withheld. The character of the Remaining Ad Obligation shall not change as a result of the sale thereof, whether such sale is to Icon or to any other purchaser.

NOTE: CERTAIN TEXT (IDENTIFIED BY ASTERISKS AND BRACKETS) HAS BEEN OMITTED FROM PARAGRAPH 6 BELOW PURSUANT TO A REQUEST FOR CONFIDENTIALITY FILED WITH THE SEC.

     6. Pursuant to the BB-Icon Agreement, [* * *] of the cash proceeds, representing the unpaid balance of [* * *] of the amounts owed by BeautyBuys and by Dealbynet.com, Inc, a wholly-owned subsidiary of BeautyBuys, to G1440, Inc., a Maryland corporation ("G1440"), will be paid, on BeautyBuys' behalf (and on behalf of Dealbynet.com, Inc.), directly to G1440 by Icon out of the cash portion of the purchase price being paid by Icon. Sinclair shall pay G1440 the remaining [* * *] of the amounts owed by BeautyBuys and Dealbynet, Inc to G1440, each of which will thereafter no longer be indebted to G1440 for work performed prior to the date hereof (or after the date hereof as part of an ongoing project involving 244 hours of work). BeautyBuys agrees that any web design or similar work to be performed after the date hereof for BeautyBuys or Dealbynet.com, Inc. shall be offered to G1440 so long as the quality and pricing of G1440s work is consistent with industry standards. Sinclair will consider in good faith whether or not it will bear any portion of the cost of such work performed by G1440; provided, any decision as to whether or not to do so will be made by Sinclair in its sole discretion.

     7. BeautyBuys agrees that the proceeds of any sales of assets by BeautyBuys outside the ordinary course of business, the proceeds of any bank indebtedness and the cash value of any and all Straight Trade Credits which are utilized by BeautyBuys will be paid to Sinclair immediately upon the receipt of such proceeds and/or such use until such time as all amounts (principal and interest) due and owing under the Note are paid in full; provided, that the failure of BeautyBuys to pay amounts due under the Note when and as due in accordance with this Paragraph 7 shall not relieve BeautyBuys from any obligations under the Note; provided, that as long as BeautyBuys is not in breach of its obligations hereunder, Sinclair hereby agrees not to demand payment under the Note during the two-year period commencing on the date hereof. As used herein, the "cash value" of Straight Trade Credits means the difference between (a) the purchase price paid by BeautyBuys for each quantity of goods purchased pursuant to the BB-Icon Agreement and (b) the amount of cash paid by BeautyBuys for such goods, and such Straight Trade Credits shall be deemed to have been utilized by BeautyBuys as provided herein upon receipt by BeautyBuys of the proceeds of its resale of such goods (or upon BeautyBuys putting such goods into service without resale). BeautyBuys further agrees that the Note will be repaid in full in connection with any sale of the entire business of BeautyBuys whether by sale of assets, sale of stock, merger, consolidation or otherwise.

     8. For all purposes of the Synergy SPA (including, without limitation, Section 2.5 thereof), the Synergy Common Stock issued hereunder and pursuant to the


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


exercise of the Synergy Options shall be treated as Synergy Shares; provided, Sinclair shall, in addition to such rights as are included in the Synergy SPA, have the right to demand registration of the Synergy Common Stock issued hereunder (including as a result of the exercise of the Synergy Options), in accordance with the demand registration rights set forth in Exhibit 1 hereto; provided further, Sinclair shall have no further rights under Section 2.4 of the Synergy SPA (with respect to any of the Synergy Shares), which Section the parties agree is hereby deleted in its entirety.

     9. Synergy hereby represents and warrants to Sinclair that, except as set forth on Schedule A hereto, each of the representations and warranties set forth in Article III of the Synergy SPA is true and correct as of the date hereof as written therein and as modified by inserting a reference to this Modification Agreement each place such representations and warranties contain a reference to the Synergy SPA.

     10. Sinclair hereby represents and warrants to Synergy that, except as set forth on Schedule B hereto, each of the representations and warranties set forth in Article IV of the Synergy SPA is true and correct as of the date hereof as written therein and as modified by inserting a reference to this Modification Agreement each place such representations and warranties contain a reference to the Synergy SPA.

     11. BeautyBuys hereby represents and warrants to Sinclair that, except as set forth on Exhibit C hereto, each of the representations and warranties given in Sections 3.1, 3.2, 3.3 and 3.4 of the BB SPA (as modified to substitute a reference to this Modification Agreement rather than to the BB SPA, the Transaction Documents and the issuance of the BB Shares) is true and correct as of the date hereof.

     12. Section 2.5, 2.6, 2.7 and 2.8 of the BB SPA are hereby cancelled and Sinclair will cause all directors of BeautyBuys designated by it to resign as directors as promptly as possible after the date hereof.

     13. Except as expressly modified hereby, each of the Synergy SPA, the BB SPA and the Option Agreement will remain in full force and effect without amendment or modification.

     14. The provisions of Article VII of the Synergy SPA are hereby incorporate by reference and will apply, mutatis mutandis, with full force and effect to this Modification Agreement as if included herein in their entirety.


                     [SIGNATURES COMMENCE ON FOLLOWING PAGE]


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


         IN WITNESS WHEREOF, the undersigned have executed this Modification Agreement as of the first date written above.


                                          SYNERGY BRANDS INC.


                                          By: /s/ [Illegible]
                                              ----------------------------------
                                               Name:  [Illegible]
                                                     ---------------------------
                                               Title: Chairman
                                                     ---------------------------


                                          SINCLAIR BROADCAST GROUP, INC.


                                          By: /s/ David B. Amy
                                              ----------------------------------
                                               Name:  David B. Amy
                                                     ---------------------------
                                               Title: EVP
                                                     ---------------------------



                                          BEAUTYBUYS.COM INC.


                                          By: /s/ [Illegible]
                                              ----------------------------------
                                               Name:  Beauty Buys.com
                                                     ---------------------------
                                               Title: President
                                                     ---------------------------




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